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                                                                    Exhibit 99.2


         Transcript of Earnings conference call discussing financial results for the fiscal quarter ended April 30, 2003.



THE OPERATOR

      Welcome ladies and gentlemen to the Firepond second quarter earnings conference call.

      At this time, all participants have been placed on a listen-only mode and the floor will be open for your questions and comments following the presentation.

      If at any point you would like to ask a question, please press star zero on you keypad.

      It is now my pleasure to send the floor over to your host, Klaus Besier. Sir, the floor is yours.

MR. KLAUS BESIER

      Thank you. Good afternoon and welcome to the earnings call for Firepond's second quarter, ending April 30, 2003. This is Klaus Besier, Chairman and CEO of Firepond.

      Joining me today is Kristi Smith, who joined Firepond as Chief Financial Officer effective May 1st.

      Today, we will provide you with a brief overview of the business highlights and financial performance from our second quarter.

      At this time, I would like to turn the call over to Kristi.  Kristi.

MS. KRISTI SMITH

      Thank you Klaus, and good afternoon to everyone.

      Before we begin, please allow me to read the following forward-looking safe harbor statement.

      As defined under safe harbor provisions of the Private Securities Litigation Reform Act of 1995, except for the historical information contained herein, some of the matters discussed on this call may contain forward-looking statements regarding future events that are subject to risks and uncertainties. Comments that suggest our outlook, our beliefs, our plans and our future among other phrases, constitutes such forward-looking statements.

      These forward-looking statements may contain estimates of future performance and we can give no assurances that these estimates will be achieved.

      In addition, these forward-looking statements may be subject to change and Firepond's management specifically disclaims the duty to update these statements.

      These forward-looking statements are further subject to factors that could cause actual results to differ materially from those described by such statements.
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      These factors include, but are not limited to, economic and other factors affecting the demand for e-business sales and service solutions, difficulties with the implementation and integration of Firepond products, market acceptance of Firepond's SalesPerformer, and eService Performer Suites and their components in chosen vertical industries, uncertainty of cost and potential damages associated with material litigation, our ability to attract and retain qualified personnel, quarterly fluctuations and operating results attributable to the timing and amount of orders for our products and services, our ability to keep pace with changing product requirements, difficulties and financial burdens associated with acquisitions, and other risks detailed in our filings with the Securities and Exchange Commission, including without limitation, our Form 10-K filed in January and our Form 10-Q filed in March. Copies, of which, may be accessed through the SEC's website at www.sec.gov. Now, let's move on to review our second quarter performance.

      Total revenue for the quarter was $3.3 million, compared to $3.8 million in the prior quarter and $5.4 million in the second quarter of last year. The change in review from the prior quarter, primarily resulted from a decline in services and maintenance revenue due to fewer client services engagement. We had 77 active customers in the quarter contributing to the $3.3 million in revenue.

      Our overall gross margin for this quarter was 61 percent, up from 58 percent last quarter and 46 percent in the second quarter of last year.

      Service and maintenance margins decreased to 46 percent this quarter from 50 percent last quarter. However, service and maintenance margins have increased from the second quarter of last year, when they were 35 percent.

      Total operating expenses for the second quarter were $4.1 million, as compared to $3.7 million in the prior quarter and $6.9 million in the second quarter of last year.

      The current quarter includes a restructuring charge related to the company's completion of consolidation activity at its corporate headquarters and in Europe.

      In the second quarter, the company adopted statement of financial accounting standard, No. 146, accounting for cost associated with exit or disposal activities. Under this new rule, the company recorded a net restructuring charge of $650,000 in the second quarter. In the third quarter, we expect to take an additional charge related to these restructuring activities of approximately 400,000 to $600,000.

      The operating expenses, other than restructuring, had decreased by $3.4 million from the second quarter of last year, primarily due to the reduced cost-structure resulting from prior restructuring activities, as well as overall cost-saving efforts across the company.

      The net loss for the second quarter was $1.9 million, in accordance with generally accepted accounting principles, as compared to a net loss of $717,000 in the prior quarter and a net loss of $4.1 million in the second quarter of last year.
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      The net loss per share for the second quarter was 52 cents, as compared to a net loss per share of 19 cents in the first quarter and a net loss per share of $1.13 in the second quarter of last year.

      Total employee headcount decreased 13 percent from the end of the prior quarter, primarily in the cost of sales category. At April 30, 2003, total employee headcount was 111, this breaks down into expense categories as follows: cost of sales, 38 employees; sales and marketing, 19 employees; research and development, 32 employees; general and administrative, 22 employees.

      Total cash and marketable securities at the end of second quarter were $23.6 million. This reflects a $2 million cash burn in the quarter, including approximately $200,000 in cash payments related to severance and other restructuring cost.

      Day sales outstanding at quarter-end decreased to 48 days from 59 days at the prior quarter-end. Deferred revenue at the end of the second quarter decreased to $4.8 million from $5.4 million at the end of last quarter.

      License backlog was approximately $700,000 at the end of the second quarter, down from $1.4 million at the end of the prior quarter.

      With regards to our outlook for the remainder of the year. During our prior quarter earnings call, we noted that we are no longer providing updates because of uncertainty as to the timing and amounts of new contracts.

      We continue to focus on controlling our costs and we are taking appropriate actions to further re-align our cost-structure.

      At this point, I'd like to turn the call over to Klaus.

MR. KLAUS BESIER

      Thank you, Kristi. As reflected in the financial performance that Kristi reviewed, our numbers did not meet all of our expectations. The market has not bounced back from what is an all-time-low for the IT industry and we continue to faced challenges in the marketplace and visibility into our pipeline remains limited. However, we feel that the recent changes we have made will better position the company for the future. We will focus on our ability to support our global customer-base and our ability to continue delivering best-in-class software solutions.

      As we continue to focus on controlling cost and re-aligning our cost-structure, we completed the consolidation of our corporate headquarters functions to Minnesota and completed the re-organization of our European operations. These changes included the addition to the team of Kristi Smith, our new Chief Financial Officer. Also in Europe, we are maintaining a direct presence to continue to support our European customers. The consolidation allows us to stay focused on keeping our cost-structure appropriate to the current economic conditions. We also
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aligned our business unit strategy to strengthen the company and allows the business units to focus on their respective market segments and verticals.

      Additionally, we will continue our efforts to retain the highest customer satisfaction and innovative product development.

      Firepond's SalesPerformer business unit continues to make strides and recently announced a reseller agreement with Toshiba IT Solutions in March of this year for the SalesPerformer product suite. Toshiba IT Solutions will sell our SalesPerformer sales configuration system to target accounts throughout Japan, focusing on the discrete manufacturing industry.

      The Brightware business unit will focus on the eSevicePerformer product offering. Our renewed focus on this product has allowed us to work with several key clients on expanding their licensing arrangements. These include Arch Wireless, Ticketmaster, Virgin Mobile, and a new customer, Bank of New York.

      Additionally, we recently filed patent infringement actions to protect our intellectual property. As many of you know, we hold a rich portfolio of patents for both business units and have made substantial investments in research and development over the years. We have an obligation to our shareholders, employees, and customers to protect our intellectual property.

      Let me conclude by saying that we remained focus on developing innovative products and cultivating long-lasting customer relationships. We remain confident in the commitment of our employees and in the strengths of our technology.

      Thank you for your time and your attention. At this time, we will answer questions. Kristi, will you explain the question and answer process for us, please.

MS. KRISTI SMITH

      Yes, I will. Thank you, Klaus. If any participant would like to ask a question, please press star zero on your telephone and submit your question to the operator. Well, while we are waiting for the operator to gather questions, we will go and start with the question that was already submitted, this question is where employees laid-off in the European restructuring that was announced in April?

      In the process of streamlining operations in Europe, some employees were laid-off, however, we have maintained a customer support group based in Europe, which will continue to support our European customers.

      Okay, the next question that we have is why did your former CFO, Susan Ledoux leave the company?

      Klaus, why don't I turn that one over to you.
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MR. KLAUS BESIER

      Thanks. Well, when the company decided to relocate its financial operations to Minneapolis to consolidate all of the operations in Minnesota, Susan simply decided that she preferred to remain in the Boston area with her family and, therefore, we hired Kristi Smith as our new CFO.

MS. KRISTI SMITH

      Okay, next question. Why did you file the patent lawsuits? Klaus, why don't I turn that one over to you also.

MR. KLAUS BESIER

      Thanks. Well, as I mentioned earlier, we do have a rich portfolio of patents, and over the years, we have made substantial investments in research and also in development, of course, and the company feels that we have an obligation to our shareholders and employees to protect those investments and to protect our intellectual property.

MS. KRISTI SMITH

      Thank you, Klaus. Those are all the questions that we have received at this time. We can allow a little bit longer. If there any further questions, please press star zero and submit your question to the operator. Well, if there are no further questions today, then we thank you very much for taking the time to be on the call with us today.

THE OPERATOR

      We actually do have an audio question.  Kristi, one second.

MS. KRISTI SMITH

      Very good.  Thank you.

MS. KRISTI SMITH

      Okay, we have a question that was submitted. Can you explain the actions that senior management has taken; explain the steps they have taken to put their salaries in-line with the new costs of the company. Klaus, would like to take that one.

MR. KLAUS BESIER

      Yes. In the area of personnel cost, we had a quite a few actions. (1) we have a salary freeze in placed for, I believe, it's actually a little bit more than two years now; (2) No bonuses have been paid other than sales commission;
(3) we have reduced the or actually eliminated the
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401K contribution; (4) we have increased the portion for the employees on the benefits; (5) and have a restricted discretionary spending, of course, in the travel and entertainment area, they are the ones that come to mind.

MS. KRISTI SMITH

      Very good.  Thank you, Klaus.  Were there any further questions?

THE OPERATOR

      No.  We have no further audio questions.

MS. KRISTI SMITH

      Okay, very good. If those are all the questions, then we thank you for joining our call today.

MR. KLAUS BESIER

      Okay, thank you.

THE OPERATOR

      Ladies and gentlemen, we thank you for your participation in today's audio teleconference. You may disconnect your lines at this time and have a pleasant evening.